XsunX Investor Newsletter

Aliso Viejo, CA – October 16, 2014 – XsunX, Inc. (OTCBB: XSNX)

Good Morning,

Over the past months we have shared a number of milestones that XsunX has achieved including success in making commercial solar power system sales which is the best news of all.

There is more we want to share on our progress, but before we outline our recent developments we thought investors would like to see an example of the success we are achieving with satisfied customers.

We recently received the following message from a commercial printing business where we had installed a 35kW roof-top system earlier this summer:

“Hey Tom,

We were thinking about you today.  We just found out from SCE why we hadn't received an invoice from them, as we usually would have by now, at this point in the month.

Turns out there is a zero balance owed, our little solar farm produced more than we used!

Last year our power bill for the same period was $3400, and we certainly had the AC’s going full blast most days these last weeks!

At this point it looks like you coached us into a very intelligent business decision by going solar on our roof.

Kindest Regards,

Bill, October 2014”

Our process with every client has been to deliver accurate financial guidance, size systems to deliver the best results, and focus on details and satisfaction. Our goals are to carry a strong reputation for quality and exceptional pricing into commercial neighborhoods throughout California. With our results and reputation building, we are excited about our prospects.

In addition to a strong reputation, we have been working to build depth in the technology and savings our system designs deliver to customers. Earlier this week we issued press regarding our addition of commercial power management capabilities (“CPM”) with our PV systems. We wanted to outline a bit more of what this technology adds to our marketing efforts.

As our press release outlined, the first step in reducing utility costs is to install one of our commercial PV systems. That enables clients to offset as much as 100% of their monthly kilowatt hour charges. But, utilities also add charges for how and when commercial clients use power which can make it challenging for a businesses to understand or manage.

A major advantage for clients would be to allow them to see and manage how and when they use power. The difference in managing power use effectively can result in one company experiencing utility bills 50% higher, or lower, than another with the same number of kilowatt hour charges.

To deliver power management capabilities to clients, and create advantages for XsunX in the marketplace, we now bundle CPM capabilities with our PV systems giving clients the ability to see and manage every detail of how and when they use power. With these tools we anticipate that most clients will be able to adjust their operations intelligently and add another 10% to 30% in savings above what solar alone offers.

Best of all, the CPM technology that we integrate only adds pennies per watt to the cost of a 30kW system, and even less with larger systems. We are excited about adding the CPM feature to our systems and allowing us to make the economics we present to clients that much better - and easier to sell.

We began this newsletter with comments from one of our satisfied clients and we would like to end with another. We received the following message from a motel operator in Anaheim, California where we had installed a 31kW roof-top system this past spring:

“Dear Mr. Djokovich,

Thank you for your assistance in helping us to realize a goal that we have had for some time – the addition of a solar energy systems to help power our motel properties.

In the past we had spoken to several solar contractors who only offered much smaller systems than the 50 module designs you provided for each of our buildings. This helped us to receive the maximum city cash incentives while also offsetting more of our power use from the local utility.

As I mentioned to you, I know many other owners of motels and I plan to recommend XsunX to anyone thinking of adding solar to their property.

Thank you again for your help and good work,

Jay, June 2014”

The bottom line is that every business relies on electricity, and virtually every business can benefit from the addition of solar power. Our goal at XsunX is to make that addition as easy and beneficial for our clients as possible.

Have a great rest of your week,

Tom Djokovich, CEO

About XsunX

XsunX focuses on providing solar energy solutions that provide the greatest bottom-line financial benefits. The Company’s background and experience spans virtually all aspects of solar including technology assessment, design, and development. We have a deep passion for solar and have worked to pioneer new technologies and solar business solutions focused at making solar an affordable energy option. For more information, please visit the Company’s website at www.xsunx.com, or to learn more about the benefits of solar energy for your business schedule a free PV project assessment.

Company Contact:

Tom Djokovich, President and CEO

949-330-8060

info@xsunx.com

Safe Harbor Statement

Matters discussed in this newsletter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements. These statements relate to future events or to the Company's future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein, are included in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.